Exhibit 23.6

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of CenterState Banks, Inc. of our report dated April 28, 2016, relating to the consolidated financial statements of Gateway Financial Holdings of Florida, Inc. and Subsidiaries for the years ended December 31, 2015 and 2014 and our report dated March 15, 2016, relating to the consolidated financial statements of Platinum Bank Holding Company and Subsidiary for the years ended December 31, 2015 and 2014 included in the Form 8-K Current Report of CenterState Banks, Inc. dated on January 9, 2017.

/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA

Tampa, Florida

January 18, 2017